Exhibit 99.1

Bain Capital Specialty Finance, Inc. Announces Formation of Bain Capital Senior Loan Program, LLC

BOSTON – February 14, 2022 – Bain Capital Specialty Finance, Inc. (NYSE: BCSF, the “Company”) today announced the formation of Bain Capital Senior Loan Program, LLC (“SLP”). The SLP will provide BCSF with greater balance sheet flexibility to capitalize on senior middle market loan opportunities to borrowers in North America.

The SLP has total initial capital commitments of $358 million. BCSF has a 50% economic ownership of SLP, with the remaining ownership being held by a credit focused investment manager that advises institutional investors. Both parties will have equal voting control for investment decisions in the SLP.

“The Senior Loan Program will expand BCSF’s investment capabilities and provide the Company with greater scale to pursue a wider range of middle market loan opportunities in a competitive environment,” said Michael Boyle, President of BCSF. “The SLP is expected to increase the earnings of BCSF over time as we identify attractive new investment opportunities to drive value for our shareholders.”

About Bain Capital Specialty Finance, Inc.

Bain Capital Specialty Finance, Inc. is an externally managed specialty finance company focused on lending to middle-market companies. BCSF is managed by BCSF Advisors, L.P., an SEC-registered investment adviser and a subsidiary of Bain Capital Credit, L.P. Since commencing investment operations on October 13, 2016, and through September 30, 2021, BCSF has invested approximately $4.7 billion in aggregate principal amount of debt and equity investments prior to any subsequent exits or repayments. BCSF’s investment objective is to generate current income and, to a lesser extent, capital appreciation through direct originations of secured debt, including first lien, first lien/last out, unitranche and second lien debt, investments in strategic joint ventures, equity investments and, to a lesser extent, corporate bonds. BCSF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended.

Forward-Looking Statements

Certain information contained herein may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included herein may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the U.S. Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Contact:

Katherine Schneider

Tel. +1 212 803 9613

investors@baincapitalbdc.com

Media Contact:

Charlyn Lusk

Tel. +1 646 502 3549

clusk@stantonprm.com